Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Farmland Partners, Inc. Registration Statements on Form S-3 (No. 333-224385, No. 333-224384. No. 333-203798, and No. 333-203799) and on Form S-8 (No. 333-195268, No. 333-203874, and No. 333-217669) of our report dated March 12, 2020, relating to the December 31, 2019 and 2018 consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Farmland Partners, Inc. Annual Report on Form 10-K for the years ended December 31, 2019 and 2018.

/s/ Plante & Moran PLLC

March 12, 2020

Denver, CO